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                                                                    EXHIBIT 99.8

Information Architects
704-367-2023




CLASS ACTION LAWSUIT AGAINST INFORMATION ARCHITECTS DISMISSED


CHARLOTTE, N.C. - October 19, 2000 - Information Architects Corp. (Nasdaq -
IARC) today announced that the U.S. District Court for the Western District of North Carolina has dismissed the class action lawsuit against the company and certain current and former officers. The lawsuit resulted from the consolidation of four class action lawsuits filed between May 14, 1999 and July 13, 1999.

"We contended from the beginning of this process that the lawsuit was without merit," said Bob Gruder, Information Architects Chairman and CEO. "We are pleased with the Court's ruling, even though the plaintiffs are allowed to refile an amended complaint."

Information Architects(R) (www.ia.com) offers Internet Infrastructure Content Delivery Solutions with its patented XML and RDF-based SmartCode(R) technology. The technology is implemented in Java and is based on the SmartCode Content Delivery Matrix composed of metadata "nodes" that locate, route and transform distributed content. This enables rapid creation of complex data aggregation, transformation, re-branding, and syndication solutions, often without any coding. SmartCode XML and XPath-based visual tools enable you to collect content from pre-existing distributed sources and applications, and dynamically syndicate it onto any channel or device, including cell phones, PDA's, desktops, etc. Information Architects is a member of the World Wide Web Consortium and is committed to building state-of-the-art products based on open standards.

FORWARD LOOKING STATEMENTS

The foregoing statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," anticipates," "expects," "projects," "estimates," "believes," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, our ability to manage growth and acquisitions of technology and people, the ability to attract and retain technical personnel, variations in quarterly operating results, significant current and expected additional competition, the need to continue to develop our products, the need to continue to expand product distribution and services offerings and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this release.